Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

ESSA BANCORP, INC.,

ESSA ACQUISITION CORP.

And

FRANKLIN SECURITY BANCORP, INC

Dated as of November 15, 2013

ii

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Bank Merger Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November , 2013, is by and among (i) ESSA Bancorp, Inc., a Pennsylvania corporation (“ESSA Bancorp”), (ii) ESSA Acquisition Corp., a Pennsylvania corporation and wholly-owned subsidiary of ESSA Bancorp (“EAC”) and (iii) Franklin Security Bancorp, Inc., a Pennsylvania corporation (“FS Bancorp”). Each of ESSA Bancorp, EAC and FS Bancorp is sometimes individually referred to herein as a “party,” and ESSA Bancorp, EAC and FS Bancorp are collectively sometimes referred to as the “parties.”

RECITALS

1. ESSA Bancorp owns all of the issued outstanding capital stock of ESSA Bank & Trust, a Pennsylvania chartered stock savings and loan association and wholly owned subsidiary of ESSA Bancorp (“ESSA Bank”), and EAC. Each of ESSA Bank and ESSA Bancorp has its principal offices located in Stroudsburg, Pennsylvania.

2. FS Bancorp owns all of the issued and outstanding capital stock of Franklin Security Bank, a Pennsylvania-chartered savings bank (“Franklin Bank”). Each of FS Bancorp and Franklin Bank has its principal offices located in Wilkes-Barre, Pennsylvania.

3. The Board of Directors of ESSA Bancorp, EAC and FS Bancorp each deem it advisable and in its best interests of their respective stockholders for (i) EAC to merge with and into FS Bancorp, with FS Bancorp as the surviving entity, and in connection therewith each outstanding share of FS Bancorp common stock will be cancelled in exchange for the right to receive the cash payment specified herein; (ii) immediately thereafter, FS Bancorp will merge with and into ESSA Bancorp, with ESSA Bancorp as the surviving entity, and (iii) immediately thereafter, Franklin Bank to merge with and into ESSA Bank with ESSA Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement and the exhibits hereto.

4. As a condition to the willingness of ESSA Bancorp to enter into this Agreement, each of the directors and executive officers of FS Bancorp has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with ESSA Bancorp (the “FS Bancorp Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of FS Bancorp owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the FS Bancorp Voting Agreements.

5. In connection with the Merger and in accordance with the terms hereof, the parties will use their reasonable best efforts to redeem each share of FS Bancorp Series A Preferred Stock (such redemption, the “SBLF Redemption”), or to take such other action with respect to such securities as the parties may mutually agree upon.

6. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

7. In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.01 Definitions

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” has the meaning given to that term in Section 5.12(a) of this Agreement.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” has the meaning set forth in the Preamble.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or non-objection of the transactions described in this Agreement.

“Articles of Merger” has the meaning given to that term in Section 2.03 of this Agreement.

“Bank Merger” means the merger of Franklin Bank with and into ESSA Bank with ESSA Bank as the surviving entity.

“Bank Merger Effective Date” means the date that the certificate evidencing stockholder approval of the Bank Merger is filed with the Department or such other date as set forth in the certificate or as determined in accordance with applicable law.

“Burdensome Condition” has the meaning given to that term in Section 7.01 of this Agreement.

“Certificate” means certificates evidencing shares of FS Bancorp Common Stock held by its shareholders.

“Closing” has the meaning given to that term in Section 2.03 of this Agreement.

“Closing Date” has the meaning given to that term in Section 2.03 of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning given to that term in Section 11.01 of this Agreement.

“Department” shall mean the Pennsylvania Department of Banking and Securities.

“Dissenting Shares” shall have the meaning set forth in Section 2.05.

“Dissenting Shareholder” shall have the meaning set forth in Section 2.05.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning given to that term in Section 2.03 of this Agreement.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EAC” has the meaning set forth in the Preamble.

“ESSA Bank” has the meaning set forth in the Recitals.

“ESSA Bancorp” has the meaning set forth in the Preamble.

“ESSA Bancorp Subsidiary” means a Subsidiary of ESSA Bancorp.

“ESSA Bancorp Regulatory Agreement” has the meaning given to that term in Section 4.07(b) of this Agreement.

“ESSA Bancorp Disclosure Schedules” means the Disclosure Schedules delivered by ESSA Bancorp to FS Bancorp pursuant to Article 4 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the bank or trust company or other agent designated by ESSA Bancorp, and reasonably acceptable to FS Bancorp, that shall act as agent for ESSA Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” has the meaning given to that term in Section 2.08 of this Agreement.

“Excluded Shares” has the meaning given to that term in Section 2.04(a) of this Agreement.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Pittsburgh.

“Franklin Bank” has the meaning set forth in the Preamble.

“Franklin Bank Common Stock” has the meaning set forth in Section 3.02(c) of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System, and, where appropriate, the Federal Reserve Bank of Philadelphia.

“FS Bancorp” has the meaning set forth in the Preamble.

“FS Bancorp Common Stock” means the common stock of FS Bancorp described in Section 3.02(a).

“FS Bancorp Compensation and Benefit Plans” has the meaning given to that term in Section 3.12(a) of this Agreement.

“FS Bancorp Disclosure Schedules” means the Disclosure Schedules delivered by FS Bancorp to ESSA Bancorp pursuant to Article 3 of this Agreement.

“FS Bancorp ERISA Affiliate” has the meaning given to that term in Section 3.12(c) of this Agreement.

“FS Bancorp Financial Statements” means the audited consolidated financial statements of FS Bancorp as of December 31, 2012 and 2011 and for the two years ended December 31, 2012, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of FS Bancorp as of and for the period ended June 30, 2013.

“FS Bancorp Options” has the meaning given to that term in Section 2.06 of this Agreement.

“FS Bancorp Option Plan” means the FS Bancorp 2007 Employee Stock Option Plan.

“FS Bancorp Pension Plan” has the meaning given to that term in Section 3.12(c) of this Agreement.

“FS Bancorp Series A Preferred Stock” shall mean each issued and outstanding share of the Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation preference of $1,000 per share, of FS Bancorp that it issued to the U.S. Department of the Treasury.

“FS Bancorp Recommendation” has the meaning given to that term in Section 5.13 of this Agreement.

“FS Bancorp Regulatory Agreement” has the meaning given to that term in Section 3.11(c) of this Agreement.

“FS Bancorp Regulatory Reports” means the Call Reports of Franklin Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended December 31, 2012, through the Closing Date.

“FS Bancorp Representatives” has the meaning given to that term in Section 5.12(a) of this Agreement.

“FS Bancorp Stockholders” has the meaning given to that term in Section 2.04(b) of this Agreement.

“FS Bancorp Stockholder Approval” has the meaning given to that term in Section 3.03(a) of this Agreement.

“FS Bancorp Stockholders Meeting” has the meaning given to that term in Section 5.13(a) of this Agreement.

“FS Bancorp Subsequent Determination” has the meaning given to that term in Section 5.12(e) of this Agreement.

“FS Bancorp Subsidiary” means a Subsidiary of FS Bancorp.

“FS Bancorp Voting Agreements” has the meaning given to that term in the Recitals.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” has the meaning given to that term in Section 3.12(b) of this Agreement.

“HOLA” mean the Home Owners’ Loan Act, as amended.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means those facts that are known or should have been known after due inquiry by, with respect to FS Bancorp, those persons set forth on FS Bancorp Disclosure Schedule 1.01(a), and with respect to ESSA Bancorp, those persons set forth on ESSA Bancorp Disclosure Schedule 1.01(a), and with respect to both parties includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or Governmental Entity or any other written notice received by that Person.

“Material Adverse Effect” means, with respect to ESSA Bancorp or FS Bancorp, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of ESSA Bancorp and the ESSA Bancorp Subsidiaries taken as a whole, or FS Bancorp and the FS Bancorp Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of ESSA Bancorp, on the one hand, or FS Bancorp, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that none of the following (or the impact thereof) shall be taken into account: (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by Governmental Entities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a Party hereto (or any of a Party’s Subsidiaries) taken with the prior written consent of the other Party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement, (e) any legal actions asserted or other actions initiated by any holder of shares of FS Bancorp Common Stock or holder of the capital stock of ESSA Bancorp arising out of or related to this Agreement, and (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the Parties or any of their Subsidiaries.

“Material Contracts” shall have the meaning given that term in Section 3.08(c) of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” means the merger of EAC with and into FS Bancorp, with FS Bancorp as the surviving entity.

“Merger Consideration” has the meaning given to that term in Section 2.04(b) of this Agreement.

“Mergers” means collectively the Merger, the Second Merger and the Bank Merger.

“Notice of Superior Proposal” has the meaning given to that term in Section 5.12(e) of this Agreement.

“Option Consideration” has the meaning given to that term in Section 2.06 of this Agreement.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“Participation Facility” means any facility in which FS Bancorp or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBCL” means the Pennsylvania Business Corporation Law.

“Pension Plan” has the meaning given to that term in Section 3.12(b) of this Agreement.

“Person” means any individual, corporation (profit or not-for-profit), general or limited partnership, joint venture, limited liability company, estate association, trust association, or jurisdiction, Government Entity “group” (as that term is defined under the Exchange Act) or any other entity of any kind of nature.

“Pre-Closing” has the meaning given to that term in Section 9.02 of this Agreement.

“Proxy Statement” has the meaning given to that term in Section 5.13 of this Agreement

“Regulatory Approvals” means the approvals of the Regulatory Authorities that are necessary in connection with the consummation of the Merger, the Second Merger, the Bank Merger and the related transactions contemplated by this Agreement (including the approval of the relevant Regulatory Authority for a cash dividend from ESSA Bank to ESSA Bancorp prior to the Closing Date to provide the Merger Consideration, any Option Consideration, SBLF Redemption and any other transactions contemplated herein).

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties or the transactions contemplated by this Agreement, including without limitation the FDIC, the FRB and the Department.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SBLF Redemption” has the meaning given to that term in the Preamble.

“SEC” means the Securities and Exchange Commission.

“Second Merger” means the merger of FS Bancorp with and into ESSA Bancorp, with ESSA Bancorp as the surviving entity, which shall immediately follow the Merger.

“Second Merger Effective Time” means the date and time upon which articles of merger with respect to the Second Merger are filed with the Pennsylvania Office of the Secretary of State, or as otherwise stated in the articles of merger, in accordance with the PBCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect more than 50% of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” has the meaning given to that term in Section 5.12(b) of this Agreement.

“Termination Date” means July 31, 2014.

“Termination Fee” has the meaning given to that term in Section 10.02(b)(iii) of this Agreement.

“Treasury Stock” has the meaning given to that term in Section 2.04(a) of this Agreement.

ARTICLE 2

THE MERGER AND RELATED MATTERS

Section 2.01 Effects of Merger; Surviving Entities.

The Mergers will be effected as follows:

(a) The Merger. EAC shall merge with and into FS Bancorp, with FS Bancorp as the surviving corporation in the Merger. The separate existence of EAC shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of EAC shall be transferred to and assumed by FS Bancorp as the surviving entity in the Merger, without further act or deed, all in accordance with the PBCL. The Articles of Incorporation and Bylaws of FS Bancorp as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of EAC immediately prior to the Effective Time shall be the initial directors and officers of the surviving entity, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving entity.

(b) The Second Merger. Immediately following the Merger, FS Bancorp will merge with and into ESSA Bancorp, with ESSA Bancorp as the surviving entity. The separate existence of FS Bancorp shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of FS Bancorp shall be transferred to and assumed by ESSA Bancorp as the surviving entity in the Second Merger, without further act or deed, all in accordance with the PBCL. The Articles of Incorporation and Bylaws of ESSA Bancorp as in effect immediately prior to the Second Merger Effective Time shall be the Articles of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of ESSA Bancorp immediately prior to the Second Merger Effective Time shall be the initial directors and officers of the surviving entity, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving entity.

(c) The Bank Merger. Immediately following the Second Merger, Franklin Bank shall merge with and into ESSA Bank with ESSA Bank as the surviving entity pursuant to the Bank Merger Agreement substantially in the form of Exhibit B hereto. The directors and officers of ESSA Bank immediately prior to the Bank Merger Effective Date shall be the initial directors and officers of the surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

Section 2.02 Effect on Outstanding Shares of EAC Common Stock.

At and after the Effective Time, and as a result of the Merger, each share of EAC common stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of FS Bancorp Common Stock.

Section 2.03 Closing; Effective Time.

The closing (“Closing”) shall occur upon two business days’ notice by ESSA Bancorp to FS Bancorp and no later than the close of business on the tenth business day following, the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger (the “Articles of Merger”) with the Pennsylvania Department of State on the date of closing (the “Closing Date”), in accordance with the PBCL. The “Effective Time” means the date and time upon which the Articles of Merger is filed with the Pennsylvania Department of State, or as otherwise stated in the Articles of Merger, in accordance with the PBCL.

Section 2.04 Conversion of FS Bancorp Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of ESSA Bancorp, EAC, FS Bancorp or the holders of any of the shares of FS Bancorp Common Stock, the Merger shall be effected in accordance with the following terms:

(a) All shares of FS Bancorp Common Stock held in the treasury of FS Bancorp (“Treasury Stock”) and each share of FS Bancorp Common Stock owned by ESSA Bancorp or its Affiliates immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Excluded Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

(b) Each share of FS Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) held by the stockholders of FS Bancorp (“FS Bancorp Stockholders”) shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive a cash payment equal to nine dollars and seventy five cents ($9.75) (the “Merger Consideration”).

(c) After the Effective Time, shares of FS Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and, except as to Excluded Shares and Dissenting Shares, shares held by FS Bancorp Stockholders shall thereafter by operation of this section represent the right to receive the Merger Consideration.

Section 2.05 Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, shares of FS Bancorp Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of the PBCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of FS Bancorp or the Surviving Corporation with respect to such share of FS Bancorp Common Stock, except those provided under applicable provisions of the PBCL (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of such share of FS Bancorp Common Stock held by him in accordance with the applicable provisions of the PBCL, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his right to appraisal, in which case such shares of FS Bancorp Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates, pursuant to Section 2.08. ESSA Bancorp shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. FS Bancorp shall not, except with the prior written consent of ESSA Bancorp, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the PBCL. Any payments made in respect of Dissenting Shares shall be made by ESSA Bancorp as the Surviving Corporation.

Section 2.06 Treatment of FS Bancorp Options.

Holders of all outstanding and unexercised options to acquire shares of FS Bancorp Common Stock (“FS Bancorp Options”) under the FS Bancorp Option Plans, whether or not vested, as of the Effective Time will be entitled to receive a cash payment from ESSA Bancorp (or at the request of ESSA Bancorp, by FS Bancorp) equal to the product of (i) the number of shares of FS Bancorp Common Stock subject to such FS Bancorp Option at the Effective Time and (ii) the amount by which $9.75 exceeds the exercise price per share of such FS Bancorp Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. In the event that the exercise price of a FS Bancorp Option is greater than or equal to $9.75, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such FS Bancorp Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the FS Bancorp Option Plan, including all underlying award agreements, and all FS Bancorp Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, FS Bancorp shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the FS Bancorp Option Plan.

Section 2.07 Redemption of FS Bancorp Series A Preferred Stock

FS Bancorp and ESSA Bancorp each shall use its reasonable best efforts to cause or facilitate the SBLF Redemption immediately prior to or concurrently with the Effective Time of the Merger. ESSA Bancorp will fund the SBLF Redemption. The method of funding of such SBLF Redemption shall be mutually agreed to by FS Bancorp and ESSA Bancorp, subject to any formal or informal Treasury Department requirements and the required approval of any Regulatory Authority. In furtherance of the foregoing, FS Bancorp shall provide, and shall cause the FS Bancorp Subsidiaries and the FS Bancorp Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by ESSA Bancorp in connection with such SBLF Redemption, including by (i) furnishing all information concerning FS Bancorp and the FS Bancorp Subsidiaries that ESSA Bancorp or any applicable Regulatory Authority or Governmental Entity may request in connection with such redemption or with respect to the effects of such SBLF Redemption on ESSA Bancorp or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations ESSA Bancorp deems necessary or advisable in its reasonable judgment in connection with such redemption or the effects thereof; and (iii) entering into any agreement with such holder (including any letter agreement among FS Bancorp, ESSA Bancorp and such holder) to effect the redemption of such shares as ESSA Bancorp may reasonably request. Alternatively, ESSA Bancorp may, in its sole discretion, in lieu of FS Bancorp redeeming all of the issued and outstanding shares of FS Bancorp Series A Preferred Stock immediately prior to or concurrently with the Effective Time, issue shares of its preferred stock to the U.S. Department of the Treasury similar to and in exchange for the FS Bancorp Series A Preferred Stock and assume the rights and obligations of the FS Bancorp Series A Preferred Stock upon consummation of the Merger pursuant to the terms of the FS Bancorp Series A Preferred Stock.

Section 2.08 Procedures for Exchange of FS Bancorp Common Stock.

(a) At least one business day prior to the Effective Time, ESSA Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the FS Bancorp Stockholders, for exchange in accordance with this Article 2, an aggregate amount of cash equal to the aggregate amount of the Merger Consideration and the Option Consideration payable pursuant to Section 2.04 (such cash being hereinafter referred to as the “Exchange Fund”).

(b) ESSA Bancorp shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration into which the FS Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall contain no representations or warranties other than as to ownership) shall be prepared by ESSA Bancorp prior to the Effective Time and shall be subject to the approval of FS Bancorp (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, a check representing the aggregate amount of Merger Consideration which such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.08, and the Certificate(s) so surrendered shall forthwith be cancelled. Within five (5) business days after the Effective Time, ESSA Bancorp shall cause the Exchange Agent to pay to the holders of FS Bancorp Options set forth on FS Bancorp Disclosure Schedule 3.12(k) (subject to Section 2.05) the Option Consideration. No interest will be paid or accrued on the Merger Consideration or the Option Consideration.

(c) The holder of a Certificate that prior to the Merger represented issued and outstanding FS Bancorp Common Stock shall have no rights, after the Effective Time, with respect to such FS Bancorp Common Stock except to surrender the Certificate(s) in exchange for the Merger Consideration as provided in this Agreement. After the surrender of a Certificate in accordance with this Section 2.08, the record holder thereof (other than as to Excluded Shares) shall be entitled to receive, without any interest thereon, the Merger Consideration that has become payable with respect to shares of FS Bancorp Common Stock represented by such Certificate.

(d) If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of FS Bancorp of FS Bancorp Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of FS Bancorp Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares (except as to Excluded Shares and Dissenting Shares) are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Article 2.

(f) At any time following the twelve (12) month period after the Effective Time, ESSA Bancorp shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to ESSA Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither ESSA Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by ESSA Bancorp, the posting by such person of a bond in such amount as ESSA Bancorp may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) ESSA Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FS Bancorp Common Stock such amounts as ESSA Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by ESSA Bancorp or the Exchange Agent, and represent tax liabilities of the holder of FS Bancorp Common Stock, such withheld amounts will be treated for all purposes of this

Agreement as having been paid to the holder of FS Bancorp Common Stock in respect of whom such deduction and withholding were made by ESSA Bancorp or the Exchange Agent. The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FS BANCORP

FS Bancorp represents and warrants to ESSA Bancorp that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the FS Bancorp Disclosure Schedules delivered to ESSA Bancorp on the date hereof, and except as to any representation or warranty which relates to a specific date. FS Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the FS Bancorp Disclosure Schedules corresponds to the section reference herein. However, for purposes of the FS Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Organization

(a) FS Bancorp is a corporation organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a savings and loan holding company under the HOLA. FS Bancorp has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on FS Bancorp. Other than shares of capital stock of Franklin Bank, Franklin Security Investment Corp. and Franklin Security Premium Finance Company, FS Bancorp does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(b) Franklin Bank is a savings bank organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Except as set forth in FS Bancorp Disclosure Schedule 3.01(b), Franklin Bank does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in its investment portfolio, equity interests held by Franklin Bank in a fiduciary capacity, and equity interests held in connection with its lending activities, including its ownership of stock in the FHLB. The deposits of Franklin Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Franklin Bank.

(c) Franklin Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(d) The respective minute books of FS Bancorp and Franklin Bank have been made available to ESSA Bancorp and accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

(e) Prior to the date of this Agreement, FS Bancorp has made available to ESSA Bancorp true and correct copies of the charters and bylaws of Franklin Bank and FS Bancorp.

(f) FS Bancorp has no Subsidiaries other than Franklin Bank, Franklin Security Investment Corp., a Delaware corporation and wholly owned subsidiary of Franklin Bank, and Franklin Security Premium Finance Company, an inactive Pennsylvania corporation.

Section 3.02 Capitalization

(a) The authorized capital stock of FS Bancorp consists of seven million (7,000,000) shares of common stock, par value $0.01 per share (“FS Bancorp Common Stock”), and three million (3,000,000) shares of serial preferred stock, par value $0.01 per share (“FS Bancorp Preferred Stock”). There are 1,610,000 shares of FS Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are six thousand nine hundred fifty five (6,955) shares of FS Bancorp Series A Preferred Stock outstanding. There are 100,000 shares of FS Bancorp Common Stock held by FS Bancorp as treasury stock. Neither FS Bancorp nor any FS Bancorp Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of FS Bancorp Common Stock, or any other security of FS Bancorp or any FS Bancorp Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of FS Bancorp Common Stock or any other security of FS Bancorp.

(b) There are 205,200 shares of FS Bancorp Common Stock reserved for issuance under the FS Bancorp Option Plan (including 115,000 shares of FS Bancorp Common Stock that are subject to outstanding FS Bancorp Options). FS Bancorp Disclosure Schedule 3.12(j) sets forth a complete and accurate list of all outstanding FS Bancorp Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, number of shares of FS Bancorp Common Stock subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection under the FS Bancorp Option Plans.

(c) The authorized capital stock of Franklin Bank consists solely of common stock, 5,000,000 shares, par value $ 0.10 per share (“Franklin Bank Common Stock”). All of the issued and outstanding shares of Franklin Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by FS Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 3.03 Authority; No Violation

(a) FS Bancorp has full power and authority to execute and deliver this Agreement, and, subject to the adoption and approval of this Agreement by the holders of a majority of the votes cast by holders of issued and outstanding FS Bancorp Common Stock at a meeting of stockholders called for that purpose (“FS Bancorp Stockholder Approval”), to consummate the transactions contemplated hereby (other than the Second Merger). The execution and delivery of this Agreement by FS Bancorp and the completion by FS Bancorp of the transactions contemplated hereby (other than the Second Merger) have been duly and validly approved by the requisite vote of Board of Directors of FS Bancorp and by FS Bancorp as the sole stockholder of Franklin Bank, and, except for the FS Bancorp Stockholder Approval, no other proceeding on the part of FS Bancorp is necessary to complete the transactions contemplated hereby (other than the Second Merger). This Agreement has been duly and validly executed and delivered by FS Bancorp and, subject to the FS Bancorp Stockholder Approval and the receipt of the required Regulatory Approvals, constitutes the valid and binding obligation of FS Bancorp, enforceable against FS Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein,

(A)	the execution and delivery of this Agreement by FS Bancorp,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by FS Bancorp with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the certificates of incorporation, charters, bylaws, or any other governing documents, of any of FS Bancorp or any FS Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FS Bancorp or any of the properties or assets of FS Bancorp or Franklin Bank; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of FS Bancorp or any FS Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FS Bancorp or any FS Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of Section 3.03(b)(ii) or 3.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on FS Bancorp.

(c) The FS Bancorp Stockholder Approval is the only vote of holders of any class of FS Bancorp’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby (other than the Second Merger).

(d) The board of directors of FS Bancorp, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby (other than the Second Merger) are fair to and in the best interests of FS Bancorp and its shareholders and declared the Merger to be advisable, and (ii) recommended that the shareholders of FS Bancorp approve this Agreement and directed that such matter be submitted for consideration by the FS Bancorp Stockholders at the FS Bancorp Stockholders Meeting to the extent required.

Section 3.04 Consents

Except for (a) filings with the Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Pennsylvania Department of State, and such other filings as may be required for the Bank Merger and (c) the receipt of the FS Bancorp Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FS Bancorp, and (y) the completion of the Merger by FS Bancorp, the Bank Merger by Franklin Bank or any other transactions contemplated hereby, other than any consent, waiver, approval, or filing the failure of which to obtain, individually or in the aggregate, would have not a Material Adverse Effect on FS Bancorp. As of the date hereof, to the Knowledge of FS Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by FS Bancorp or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, and the Department or (ii) any other required Regulatory Approval or (b) would cause a Regulatory Authority or Governmental Entity to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

Section 3.05 Financial Statements

(a) The FS Bancorp Financial Statements (including the related notes and schedules thereto) have been prepared in accordance with GAAP except as indicated in the notes thereto, and fairly present in each case in all material respects (subject, in the case of unaudited interim statements, to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of FS Bancorp and the FS Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof.

(b) The books and records of FS Bancorp and the FS Bancorp Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c) FS Bancorp and the FS Bancorp Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith.

(d) The records, systems, controls, data and information of FS Bancorp and the FS Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. FS Bancorp and the FS Bancorp Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of FS Bancorp and the FS Bancorp Subsidiaries are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the FS Bancorp Financial Statements by FS Bancorp’s certified public accountants.

(e) FS Bancorp has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) Since December 31, 2012, (i) neither FS Bancorp nor any of the FS Bancorp Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(g) Since December 31, 2012, FS Bancorp and the FS Bancorp Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on a balance sheet prepared in accordance with GAAP.

Section 3.06 Taxes

FS Bancorp and the FS Bancorp Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). FS Bancorp and each FS Bancorp Subsidiary has filed all material federal, state and local tax returns required to be filed by it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of FS Bancorp, being accurate and correct in all material respects) and has paid or made provisions for the payment of all material federal, state and local income taxes shown thereon which have been incurred by or are due on or prior to the date hereof other than taxes or other charges which (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, neither FS Bancorp nor any FS Bancorp Subsidiary has received written notice of, and to Knowledge of FS Bancorp there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FS Bancorp or any FS Bancorp Subsidiary, and no written claim has been made by any authority in a jurisdiction where FS Bancorp or any FS Bancorp Subsidiary does not file tax returns that FS Bancorp or any FS Bancorp Subsidiary is subject to taxation in that jurisdiction. Neither FS Bancorp nor any FS Bancorp Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FS Bancorp and each FS Bancorp Subsidiary has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and FS Bancorp and each FS Bancorp Subsidiary, to the Knowledge of FS Bancorp, has complied with all material applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2012, through and including the date of this Agreement, neither FS Bancorp nor any FS Bancorp Subsidiary has made any material election for federal or state income tax purposes.

Section 3.07 No Material Adverse Effect.

FS Bancorp has not suffered any Material Adverse Effect since December 31, 2012 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FS Bancorp or any of the FS Bancorp Subsidiaries.

Section 3.08 Material Contracts; Leases; Defaults.

(a) Except as set forth in FS Bancorp Disclosure Schedule 3.08(a), neither FS Bancorp nor any FS Bancorp Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by FS Bancorp or any FS Bancorp Subsidiary; (ii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FS Bancorp or any FS Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to such indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ESSA Bancorp or any ESSA Bancorp Subsidiary; (iii) any other agreement, written or oral, that obligates FS Bancorp or any FS Bancorp Subsidiary for the payment of more than $10,000 annually or for the payment of more than $25,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (iv) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FS Bancorp or any FS Bancorp Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease is listed in FS Bancorp Disclosure Schedule 3.08(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither FS Bancorp nor any FS Bancorp Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.08(a) and (b) (“Material Contracts”) have been made available to ESSA Bancorp on or before the date hereof, and are in full force and effect on the date hereof and neither FS Bancorp nor any FS Bancorp Subsidiary (nor, to the Knowledge of FS Bancorp, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on FS Bancorp Disclosure Schedule 3.08(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement (other than the Second Merger).

(d) Except as set forth in FS Bancorp Disclosure Schedule 3.08(d), since December 31, 2012, through and including the date of this Agreement, neither FS Bancorp nor any FS Bancorp Subsidiary has (i) made any material change in the credit policies or procedures of FS Bancorp or any of the FS

Bancorp Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of FS Bancorp or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

(e) For the avoidance of doubt, this Section 3.08 does not address FS Bancorp Compensation and Benefits Plans or labor matters, which are addressed solely by Section 3.12 and Section 3.24, respectively.

Section 3.09 Ownership of Property; Insurance Coverage.

(a) FS Bancorp and each FS Bancorp Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FS Bancorp or each FS Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FS Bancorp Regulatory Reports and in the FS Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations including but not limited to, real estate taxes, assessments and other governmental levies, fees or charge or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, or any transaction by a FS Bancorp Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, (iv) mechanics liens and similar liens for labor, materials, services or supplies provided for such property incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith and (v) those described and reflected in the FS Bancorp Financial Statements. FS Bancorp and the FS Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FS Bancorp and the FS Bancorp Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b) With respect to all material agreements pursuant to which FS Bancorp or any FS Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, FS Bancorp or such FS Bancorp Subsidiary, as the case may be, has a lien or security interest (which to FS Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) FS Bancorp and each FS Bancorp Subsidiary currently maintain insurance considered by each of them to be reasonable in all material respects for their respective operations. Neither FS Bancorp nor any FS Bancorp Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There is presently no material claim pending under such policies of insurance and no notice has been given by FS Bancorp or any FS Bancorp Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years FS Bancorp and each FS Bancorp Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claim submitted under any of its insurance policies. FS Bancorp Disclosure Schedule 3.09(c) identifies all material policies of insurance maintained by FS Bancorp and each FS Bancorp Subsidiary as well as the other matters required to be disclosed under this Section.

Section 3.10 Legal Proceedings.

Except as set forth in FS Bancorp Disclosure Schedule 3.10, neither FS Bancorp nor any FS Bancorp Subsidiary is a party to any, and there is no pending or, to the Knowledge of FS Bancorp, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against FS Bancorp or any FS Bancorp Subsidiary, (ii) to which FS Bancorp or any FS Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FS Bancorp to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on FS Bancorp.

Section 3.11 Compliance with Applicable Law.

(a) To FS Bancorp’s Knowledge, each of FS Bancorp and each FS Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and, except as described in FS Bancorp Disclosure Schedule 3.11(a), neither FS Bancorp nor any FS Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Franklin Bank has adopted and Franklin Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b) Each of FS Bancorp and each FS Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FS Bancorp; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of FS Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) For the period beginning January 1, 2010, neither FS Bancorp nor any FS Bancorp Subsidiary has received any written notification or, to FS Bancorp’s Knowledge, any other communication from any Regulatory Authority (i) asserting that FS Bancorp or any FS Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FS Bancorp or any FS Bancorp Subsidiary; (iii) requiring, or threatening to require, FS Bancorp or any FS Bancorp Subsidiary, or indicating that FS Bancorp or any FS Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FS Bancorp or any FS Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FS Bancorp or any FS Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “FS Bancorp Regulatory Agreement”). Neither FS Bancorp nor any FS Bancorp Subsidiary has consented to or entered into any FS Bancorp Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to Franklin Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

Section 3.12 Employee Benefit Plans.

(a) FS Bancorp Disclosure Schedule 3.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by FS Bancorp or any FS Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “FS Bancorp Compensation and Benefit Plans”). Neither FS Bancorp nor any FS Bancorp Subsidiary has any commitment to create any additional FS Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing FS Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. FS Bancorp has made available to ESSA Bancorp true and correct copies of the FS Bancorp Compensation and Benefit Plans.

(b) Each FS Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and all regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA and HIPAA and each other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each FS Bancorp Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS, and FS Bancorp is not aware of any circumstance which is reasonably likely to result in revocation of any such letter. There is no material pending or, to the Knowledge of FS Bancorp, threatened action, suit or claim relating to any of the FS Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Neither FS Bancorp nor any FS Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any FS Bancorp Compensation and Benefit Plan that would reasonably be expected to subject FS Bancorp or any FS Bancorp Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) Neither FS Bancorp nor any entity which is considered one employer with FS Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “FS Bancorp ERISA Affiliate”) currently maintains or has ever maintained an FS Bancorp Compensation and Benefit Plan which is subject to Title IV of ERISA (“FS Bancorp Pension Plan”). Neither FS Bancorp nor any FS Bancorp ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d) All material contributions required to be made under the terms of any FS Bancorp Compensation and Benefit Plan have been timely made, and all anticipated material contributions and funding obligations are accrued on FS Bancorp’s consolidated financial statements to the extent required by GAAP. FS Bancorp and each FS Bancorp Subsidiary has expensed and accrued as a liability the present value of material future benefits under each applicable FS Bancorp Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e) Neither FS Bancorp nor any FS Bancorp Subsidiary has any obligation to provide retiree health, life insurance, or disability insurance, or any retiree death benefit under any FS Bancorp Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by FS Bancorp or any FS Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f) FS Bancorp and the FS Bancorp Subsidiaries do not maintain any FS Bancorp Compensation and Benefit Plan covering employees who are not United States residents.

(g) With respect to each FS Bancorp Compensation and Benefit Plan, if applicable, FS Bancorp has provided or made available to ESSA Bancorp copies of the: (i) trust instruments and insurance contracts; (ii) three most recent IRS Forms 5500; (iii) three most recent actuarial reports and financial statements; (iv) most recent summary plan description; (v) most recent determination letter issued by the IRS; (vi) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (vii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(h) Except as provided in FS Bancorp Disclosure Schedule 3.12(h), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (i) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (ii) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any FS Bancorp Compensation and Benefit Plan, (iii) result in any material increase in benefits payable under any FS Bancorp Compensation and Benefit Plan, or (iv) entitle any current or former employee, director or independent contractor of FS Bancorp or any FS Bancorp Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(i) All deferred compensation plans, programs or arrangements, within the meaning of Section 409A of the Code, have (i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and IRS Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary compliance in all material respects with Section 409A of the Code and IRS regulations and guidance thereunder.

(j) Except as set forth on FS Bancorp Disclosure Schedule 3.12(j), there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the FS Bancorp Compensation and Benefit Plans or otherwise as of the date hereof, and none will be granted, awarded, or credited after the date hereof.

(k) FS Bancorp Disclosure Schedule 3.12(k) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers and employees of Franklin Bank or FS Bancorp, their title and rate of salary, and their date of hire.

(l) Since December 31, 2012, through and including the date of this Agreement, except as disclosed in the FS Bancorp Disclosure Schedule 3.12(l), neither FS Bancorp nor any FS Bancorp Subsidiary has, except for (i) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2012 (which amounts have been previously made available to ESSA Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on FS Bancorp Disclosure Schedule 3.12(a), as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

(m) FS Bancorp Disclosure Schedule 3.12(m) sets forth the current base salary and 2011 and 2012 bonus amounts for each of the five (5) individuals listed on FS Bancorp Disclosure Schedule 3.12(m) who are parties to the employment agreements and change in control agreements set forth in FS Bancorp Disclosure Schedule 3.12(a). FS Bancorp Disclosure Schedule 3.12(m) also sets forth, for each person who has an employment agreement and/or change in control agreement, the aggregate dollar value of each amount that would be paid or payable to such person under such agreement in the event of a change in control or termination of employment in connection with or following a change in control (assuming a termination of employment and a change in control date of March 31, 2014), as well as the aggregate dollar value of any other benefit with respect to such person that would be accelerated, enhanced or paid in connection with a change in control or termination in connection with a change in control, and in each case, the basis for such determination. FS Bancorp Disclosure Schedule 3.12(m) also sets forth “Agreements As To Terms of Employment” for certain employees of FS Bancorp, which shall be executed contemporaneously with this Agreement, and which (i) provide that the existing employment and change in control agreements between FS Bancorp and each of the respective employees shall be terminated at the Effective Time and (ii) set forth the terms and conditions of such employees’ continued employment with ESSA Bancorp after the Effective Time.

Section 3.13 Brokers, Finders and Financial Advisors.

Neither FS Bancorp nor any FS Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Ambassador Financial Group, Inc. (“Ambassador”) and Boenning & Scattergood, Inc. (“Boenning & Scattergood”) by FS Bancorp and the fees payable pursuant thereto. A true and correct copy of the engagement agreements with Ambassador and Boenning & Scattergood, setting forth the fees payable to each of them for their services rendered to FS Bancorp in connection with the Mergers and transactions contemplated by this Agreement, is attached to FS Bancorp Disclosure Schedule 3.13.

Section 3.14 Environmental Matters.

With respect to FS Bancorp and each FS Bancorp Subsidiary:

(a) To the knowledge of FS Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that has imposed a material liability (including a material remediation obligation) upon FS Bancorp or any FS Bancorp Subsidiary. To the Knowledge of FS Bancorp, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to FS Bancorp or any FS Bancorp Subsidiary by reason of any Environmental Laws. Neither FS Bancorp nor any FS Bancorp Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that FS Bancorp or any FS Bancorp Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities), by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon FS Bancorp or any FS Bancorp Subsidiary;

(b) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of FS Bancorp threatened, before any court, governmental agency or other forum against FS Bancorp or any FS Bancorp Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by FS Bancorp or any FS Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned); and

(c) To the Knowledge of FS Bancorp, (i) there are no underground storage tanks on, in or under any property owned or operated by FS Bancorp or any FS Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tank has been closed or removed from any property owned or operated by FS Bancorp or any FS Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

Section 3.15 Loan Portfolio and Investment Securities.

(a) The allowance for loan losses reflected in FS Bancorp’s audited consolidated balance sheet at December 31, 2012 was, and the allowance for loan losses shown on the unaudited balance sheet for quarterly periods ending after December 31, 2012 was or will be, adequate in all material respects, as of the date thereof, under GAAP.

(b) Except for individual loans with principal outstanding balance of less than $25,000, FS Bancorp Disclosure Schedule 3.15(b) sets forth a listing, as of September 30, 2013, by account, of: (i) all loans (including loan participations) of Franklin Bank or any other FS Bancorp Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of Franklin Bank or any other FS Bancorp Subsidiary which have been terminated by Franklin Bank or any other FS Bancorp Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Franklin Bank or any other FS Bancorp Subsidiary during three years preceding the date of this Agreement, or has asserted against Franklin Bank or any other FS Bancorp Subsidiary, in each case in writing, any “lender liability” or similar claim,; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import)

by FS Bancorp and any FS Bancorp Subsidiary, or any applicable Regulatory Authority, (D) to the Knowledge of FS Bancorp, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where a specific reserve allocation exists in connection therewith or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (v) all assets classified by Franklin Bank or any FS Bancorp Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c) Except for any individual loans with a principal outstanding balance of less than $25,000, all loans receivable (including discounts) and accrued interest entered on the books of FS Bancorp and the FS Bancorp Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FS Bancorp’s or the appropriate FS Bancorp Subsidiary’s respective business, and, to the extent secured, have been secured by valid liens and security interests by FS Bank. Except for individual loans with a principal outstanding balance of less than $25,000 or except as shown on FS Bancorp Disclosure Schedule 3.15(c), FS Bancorp has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of FS Bancorp and the FS Bancorp Subsidiaries are subject to any defense, set-off or counterclaim (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) FS Bancorp and each of the FS Bancorp Subsidiaries has good and marketable title to all securities owned by them, free and clear of all Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of FS Bancorp or a FS Bancorp Subsidiary. Such securities are valued on the books of FS Bancorp in accordance with GAAP in all material respects. FS Bancorp and each FS Bancorp Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which FS Bancorp believes are prudent and reasonable.

Section 3.16 Other Documents.

FS Bancorp has made available to ESSA Bancorp copies of (i) its annual reports to shareholders for the years ended December 31, 2012, 2011 and 2010, and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2012 and 2011.

Section 3.17 Related Party Transactions.

Except as set forth in FS Bancorp Disclosure Schedule 3.17, neither FS Bancorp nor any FS Bancorp Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any executive officer, director or Affiliate of FS Bancorp or any FS Bancorp Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No such loan or credit accommodation to any such entity is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of FS Bancorp, neither

FS Bancorp nor any FS Bancorp Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FS Bancorp is inappropriate.

Section 3.18 Required Vote.

The affirmative vote of a majority of the votes cast at a meeting of the holders of FS Bancorp Common Stock, assuming a quorum is present, is required to approve this Agreement and the Merger under FS Bancorp’s articles of incorporation and the PBCL.

Section 3.19 Registration Obligations.

Neither FS Bancorp nor any FS Bancorp Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.20 Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FS Bancorp’s own account, or for the account of one or more of FS Bancorp’s Subsidiaries or their customers (all of which are set forth in FS Bancorp Disclosure Schedule 3.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FS Bancorp, with counterparties believed to be financially responsible at the time; and to FS Bancorp’s Knowledge each of them constitutes the valid and legally binding obligation of FS Bancorp or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FS Bancorp nor any FS Bancorp Subsidiary, nor to the Knowledge of FS Bancorp any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.21 Fairness Opinion.

FS Bancorp has received a written opinion from Boenning & Scattergood to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of FS Bancorp pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.22 Trust Accounts.

Franklin Bank and each of its Subsidiaries has, in all material respects, properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Franklin Bank nor any other FS Bancorp Subsidiary, and to the Knowledge of FS Bancorp, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account.

Section 3.23 Intellectual Property.

FS Bancorp and each FS Bancorp Subsidiary owns or, to FS Bancorp’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of its business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of FS Bancorp’s or each of the FS Bancorp Subsidiaries’ business, and neither FS Bancorp nor any FS Bancorp Subsidiary respectively has received any notice of conflict with respect thereto that asserts the rights of others. FS Bancorp and each FS Bancorp Subsidiary has performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of FS Bancorp, the conduct of the business of FS Bancorp and each FS Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.24 Labor Matters.

There is no labor or collective bargaining agreement to which FS Bancorp or any FS Bancorp Subsidiary is a party. To the Knowledge of FS Bancorp, there is no union organizing effort pending or to the Knowledge of FS Bancorp, threatened against FS Bancorp or any FS Bancorp Subsidiary. Since December 31, 2012 and through and including the date of this Agreement, there has been no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of FS Bancorp, threatened against FS Bancorp or any FS Bancorp Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of FS Bancorp, threatened against FS Bancorp or any FS Bancorp Subsidiary (other than routine employee grievances that are not related to union employees). FS Bancorp and each FS Bancorp Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.25 No Other Representations or Warranties

Except as and to the limited extent expressly set forth in this Article 3, none of FS Bancorp, any FS Bancorp Subsidiary, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to FS Bancorp or any FS Bancorp Subsidiary or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Mergers or the transactions contemplated hereby, or in respect of any other matter whatsoever.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ESSA

ESSA Bancorp represents and warrants to FS Bancorp that the statements contained in this Article 4 are correct and complete as of the date of this Agreement, except as set forth in the ESSA Bancorp Disclosure Schedules delivered by ESSA Bancorp to FS Bancorp on the date hereof. ESSA Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the ESSA Bancorp Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the ESSA Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 4.01 Organization.

(a) ESSA Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a savings and holding company under the HOLA. ESSA Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ESSA Bancorp.

(b) ESSA Bank is a savings association duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits of ESSA Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. ESSA Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) EAC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. EAC is a wholly owned subsidiary of ESSA Bancorp.

(d) Except as set forth in ESSA Bancorp Disclosure Schedule 4.01, ESSA Bancorp has no Subsidiary other than ESSA Bank and EAC.

(e) The respective minute books of ESSA Bancorp and each ESSA Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

(f) Prior to the date of this Agreement, ESSA Bancorp has made available to FS Bancorp true and correct copies of the articles of incorporation and bylaws of ESSA Bancorp, EAC and ESSA Bank and the ESSA Bancorp Subsidiaries.

Section 4.02 Capitalization.

(a) The authorized capital stock of ESSA Bancorp consists of forty million (40,000,000) shares of common stock, $0.01 par value (“ESSA Bancorp Common Stock”), and ten million (10,000,000) shares of Preferred Stock, $0.01 par value (the “ESSA Bancorp Preferred Stock”). There are eleven million nine hundred forty-five thousand five hundred sixty-four (11,945,564) shares of ESSA Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of ESSA Bancorp Preferred Stock issued and outstanding. There are six million one hundred eight-seven thousand six hundred forty-six (6,187,646) shares of ESSA Bancorp Common Stock held by ESSA

Bancorp as treasury stock. Neither ESSA Bancorp nor any ESSA Bancorp Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of ESSA Bancorp Common Stock, or any other security of ESSA Bancorp or any ESSA Bancorp Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of ESSA Bancorp Common Stock or any other security of ESSA Bancorp.

(b) ESSA Bancorp owns all of the capital stock of ESSA Bank free and clear of any lien or encumbrance.

(c) The authorized capital stock of EAC consists of one thousand (1,000) shares of common stock, $0.01 par value, and no shares of preferred stock. There are one hundred (100) shares of EAC common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by ESSA Bancorp free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 4.03 Authority; No Violation.

(a) Each of ESSA Bancorp and EAC has full power and authority to execute and deliver this Agreement, and subject to FS Bancorp Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ESSA Bancorp and EAC and the completion by the ESSA Bancorp and EAC of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Boards of Directors of ESSA Bancorp and EAC and by ESSA Bancorp as the sole stockholder of ESSA Bank and EAC, and, no other proceeding on the part of ESSA Bancorp or EAC is necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ESSA Bancorp and EAC and, subject to the FS Bancorp Stockholder Approval and the receipt of Regulatory Approvals, constitutes the valid and binding obligation of ESSA Bancorp and EAC, enforceable against ESSA Bancorp and EAC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to ESSA Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity. No vote or consent of the holders of any class or series of capital stock of ESSA Bancorp is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of ESSA Bancorp as the sole stockholder of each of ESSA Bank and EAC (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of ESSA Bank necessary to approve the Bank Merger, all agreements entered into to effect the Bank Merger and the other transactions contemplated hereby or thereby.

(b) Subject to the receipt of approvals from the Regulatory Approvals and the compliance with all conditions contained therein,

(A)	the execution and delivery of this Agreement by ESSA Bancorp and EAC,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by ESSA Bancorp with all of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the certificates of incorporation, charters or bylaws, or any other governing document, of any of ESSA Bancorp, EAC or any ESSA Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ESSA Bancorp, EAC or any of the properties or assets of ESSA Bancorp, EAC or any ESSA Bancorp Subsidiary; or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)

under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ESSA Bancorp or any ESSA Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any ESSA Bancorp or any ESSA Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of Section 4.03(b)(ii) and 4.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on ESSA Bancorp.

Section 4.04 Consents.

Except for (a) filings with the Regulatory Authorities set forth on ESSA Bancorp Disclosure Schedule 4.04, the receipt of the Regulatory Approvals, and compliance with all conditions contained therein, (b) the filing of the Articles of Merger with the Pennsylvania Department of State, and such other filings as may be required for the Bank Merger, and (c) the receipt of the FS Bancorp Stockholder Approval, no consent, waiver or approval of, or filing or registration with, any other third party is necessary, in connection with (x) the execution and delivery of this Agreement by ESSA Bancorp and EAC, and (y) the completion of the Merger by ESSA Bancorp and EAC, the Bank Merger by ESSA Bank or any other transactions contemplated hereby, other than any consent, waiver, approval or, filing the failure of which to obtain, individually or in the aggregate would not have a Material Adverse Effect on ESSA Bancorp. As of the date hereof, to the Knowledge of ESSA Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by ESSA Bancorp or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filing with or approval or waiver required from the FRB, the FDIC, and the Department or (ii) other required Regulatory Approval or (b) would cause a Regulatory Authority or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the Banking Act or any other applicable law to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the parties.

Section 4.05 Availability of Funds.

ESSA Bancorp will have available to it at the Effective Time, sources of capital sufficient to pay the Merger Consideration and the Option Consideration and to pay all other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.06 EAC

EAC has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activity and will not have incurred liability or obligation other than as contemplated herein.

Section 4.07 Compliance with Applicable Law.

(a) To ESSA Bancorp’s Knowledge, each of ESSA Bancorp and each ESSA Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither ESSA Bancorp nor any ESSA Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of ESSA Bank has adopted and ESSA Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b) For the period beginning January 1, 2011, neither ESSA Bancorp nor any ESSA Bancorp Subsidiary has received any written notification or, to ESSA Bancorp’s Knowledge, any other communication from any Regulatory Authority (i) asserting that ESSA Bancorp or any ESSA Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ESSA Bancorp or any ESSA Bancorp Subsidiary; (iii) requiring, or threatening to require, ESSA Bancorp or any ESSA Bancorp Subsidiary, or indicating that ESSA Bancorp or any ESSA Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of ESSA Bancorp or any ESSA Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ESSA Bancorp or any ESSA Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “ESSA Bancorp Regulatory Agreement”). Neither ESSA Bancorp nor any ESSA Bancorp Subsidiary has consented to or entered into any ESSA Bancorp Regulatory Agreement that is currently in effect or that was in effect since December 31, 2009. The most recent regulatory rating given to ESSA Bank as to compliance with the CRA is satisfactory or better.

Section 4.08 Legal Proceedings

Neither ESSA Bancorp nor any ESSA Bancorp Subsidiary is a party to any, and there is no pending or, to the Knowledge of ESSA Bancorp, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against ESSA Bancorp or any ESSA Bancorp Subsidiary, (ii) to which ESSA Bancorp or any of ESSA Bancorp Subsidiary’s assets is or may be subject, or (iii) which could adversely affect the ability of ESSA Bancorp to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on ESSA Bancorp.

Section 4.09 No Other Representations or Warranties; Access to Information.

Except as expressly set forth in this Agreement, none of ESSA Bancorp, any ESSA Bancorp Subsidiaries, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to the ESSA Bancorp or any ESSA Bancorp Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement or the transactions contemplated hereby, or in respect of any other matter whatsoever.

Section 4.10 Pro Forma Capitalization

Upon consummation of the transactions contemplated hereby, ESSA Bank will be deemed “well capitalized” under Section 325.103 of the regulations of the FDIC.

ARTICLE 5

COVENANTS OF FS BANCORP

Section 5.01 Conduct of Business.

(a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of ESSA Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, FSB Bancorp will, and it will cause each FS Bancorp Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approval or other approval of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Except as required by law, rule or regulation, or as necessary to comply with the requirements of a Regulatory Authority that are generally applicable to banking institutions, FS Bancorp agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or as set forth in FS Bancorp Disclosure Schedule 5.01(b), or as consented to by ESSA Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each FS Bancorp Subsidiary not to:

(i) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

(ii) change the number of authorized or issued shares of its capital stock, issue shares of FS Bancorp Common Stock, including shares that are held as “treasury shares” as of the date of this Agreement (other than upon the exercise of any FS Bancorp Stock Options outstanding as of the date of this Agreement), or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (other than regular quarterly dividends on the FS Bancorp Series A Preferred Stock), or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than as provided in this Agreement as to redemption of the FS Bancorp Series A Preferred Stock;

(iii) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 5.01(b)(xx)), or waive, release, grant or transfer material rights of value except in the ordinary course of business;

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v) except as set forth on FS Bancorp Disclosure Schedule 5.01(b)(v), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (A) as may be required by law or pursuant to commitments existing on the date hereof under the FS Bancorp Compensation and Benefits Plans set forth on FS Bancorp Disclosure Schedule 3.12(a), (B) pay increases in the ordinary course of business consistent with past practice to non-executive officer employees, other than any employee who is a party to an employment or change in control agreement listed on FS Bancorp Disclosure Schedule 3.12(a), (C) the payment of retainers to directors in the normal course of business consistent with past practice, and (D) the payment of stay bonuses to selected employees of Franklin Bank whose employment continues until the Effective Time, as set forth on FS Bancorp Disclosure Schedule 5.01(b)(v). Neither FS Bancorp nor any FS Bancorp Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that FS Bancorp or any FS Bancorp Subsidiary may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance (excluding the renewal of FS Bancorp’s health insurance policy in the normal course) or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii) merge or consolidate FS Bancorp or any FS Bancorp Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FS Bancorp or any FS Bancorp Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FS Bancorp, or any FS Bancorp Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii) sell or otherwise dispose of the capital stock of FS Bancorp or sell or otherwise dispose of any material asset of FS Bancorp or of any FS Bancorp Subsidiary other than in the ordinary course of business consistent with past practice (including the sale of indirect auto loans); except for transactions with the FHLB, subject any material asset of FS Bancorp or of any FS Bancorp Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; incur any material indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix) materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating FS Bancorp or Franklin Bank;

(x) except for foreclosure and collection matters, waive, release, grant or transfer material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which FS Bancorp or any FS Bancorp Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(xi) purchase any equity securities, or purchase any securities other than securities issued by a U.S. government and U.S. government agency (A) with final maturities of less than five (5) years, and (B) and otherwise in the ordinary course of business consistent with past practice;

(xii) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the FS Bancorp Disclosure Schedule 5.01(b)(xii), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $250,000 for a commercial real estate loan or $100,000 for a commercial business loan, or in excess of $417,000 for a residential loan. In addition, the prior approval of ESSA Bancorp is required with respect to the following: (i) any new loan or credit facility commitment in an amount of $250,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with FS Bancorp or Franklin Bank, in the aggregate, exceeds $500,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of $417,000 to any person residing, or any property located, outside of the Commonwealth of Pennsylvania; and (iii) any new loan or loan commitment to any director or executive officer (it being understood and agreed that ESSA Bancorp will use its reasonable best efforts to respond within two business days to a request by FS Bancorp for ESSA Bancorp’s written consent to extend credit in amounts exceeding the thresholds described herein);

(xiii) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than any transactions between FS Bancorp and any FS Bancorp Subsidiary or between FS Bancorp Subsidiaries, subject to applicable law and regulation;

(xiv) enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest except in the ordinary course of business consistent with past practice;

(xv) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by a Regulatory Authority;

(xvi) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any FS Bancorp Compensation and Benefit Plan except in the ordinary course of business;

(xvii) make any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(xviii) purchase or otherwise acquire any material asset or incur any material liability other than in the ordinary course of business consistent with past practices and policies;

(xix) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving a payment by FS Bancorp or Franklin Bank of more than $10,000 annually, or containing any financial commitment in excess of $10,000 in the aggregate and extending beyond 24 months from the date hereof;

(xx) except with respect to foreclosures or other collection actions (which are set forth in FS Bancorp Disclosure Schedule 5.02(b)(xx)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or, for each fiscal quarter, $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxi) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(xxii) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxiii) sell any participation interest in any loan other than in the ordinary course of business consistent with past practice (provided, that ESSA Bank will be given the first opportunity to purchase any loan participation being sold) or sell Other Real Estate Owned (other than sales that generate a net book loss of not more than $25,000 for any particular property);

(xxiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with ESSA Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of ESSA Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of ESSA Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxv) take any voluntary action that is intended or is reasonably likely to result in any of the representations and warranties of FS Bancorp set forth in this Agreement becoming untrue as of any date after the date hereof or in any of any of the conditions to the Mergers not being satisfied; and

(xxvi) agree to do any of the foregoing.

Section 5.02 Current Information.

(a) During the period from the date of this Agreement to the Effective Time, FS Bancorp will cause one or more of its representatives (as designated by FS Bancorp’s chief executive officer from time to time) to confer with representatives of ESSA Bancorp and report the general status of its ongoing operations at such times as ESSA Bancorp may reasonably request. FS Bancorp will promptly notify ESSA Bancorp of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FS Bancorp or any FS Bancorp Subsidiary. Any information provided pursuant to this Section 5.02, 5.03, 5.04 and 5.11, will be subject to the Confidentiality Agreement and may be used only to facilitate the transactions contemplated hereby.

(b) Franklin Bank and ESSA Bank shall meet on a regular basis to discuss and plan for the conversion of Franklin Bank’s data processing and related electronic informational systems to those used by ESSA Bank, which planning shall include, but not be limited to, discussion of the possible termination by Franklin Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Franklin Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Franklin Bank shall not be obligated to take any such action prior to the Effective Time and, unless Franklin Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Franklin Bank takes, at the request of ESSA Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, ESSA Bank shall indemnify Franklin Bank for all such fees and charges, and the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by FS Bancorp.

(c) On a monthly basis, Franklin Bank shall provide ESSA Bank a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, Franklin Bank shall provide ESSA Bank with a schedule of all loan approvals, excluding approvals of indirect auto loans, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d) FS Bancorp shall promptly inform ESSA Bancorp upon receiving notice of each legal, administrative, arbitration or other proceeding, demand, notice, audit or investigation (by any federal, state or local commission, agency or board) relating to the alleged liability of FS Bancorp or any FS Bancorp Subsidiary under any labor or employment law.

Section 5.03 Access to Properties and Records.

(a) Subject to Section 11.01 hereof, FS Bancorp shall permit ESSA Bancorp reasonable access during normal business hours upon reasonable notice to its properties and those of the FS Bancorp Subsidiaries, and shall disclose and make available to ESSA Bancorp during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FS Bancorp reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and all other business activities or prospects in which ESSA Bancorp may have a reasonable interest; provided, however, that FS Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate applicable law or violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. FS Bancorp shall provide and shall request its auditors to provide ESSA

Bancorp (subject to ESSA Bancorp entering into a hold harmless letter with such auditors in a form acceptable to such auditors) with such historical financial information regarding it (and related audit reports and consents) as ESSA Bancorp may reasonably request for securities disclosure purposes. ESSA Bancorp shall use commercially reasonable efforts to minimize any interference with FS Bancorp’s regular business operations during any such access to FS Bancorp’s property, books and records.

(b) Notwithstanding anything to the contrary contained in this Section 5.03, in no event shall ESSA Bancorp have access to any information that, based on advice of FS Bancorp’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of FS Bancorp with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by ESSA Bancorp, FS Bancorp has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that ESSA Bancorp shall not conduct any environmental sampling without the prior written consent of FS Bancorp, which consent may be withheld in FS Bancorp’s discretion. All requests made pursuant to this Section 5.03 shall be directed to an executive officer of FS Bancorp or such Person or Persons as may be designated by FS Bancorp. All information received pursuant to this Section 5.03 shall be governed by the terms of the Confidentiality Agreement.

Section 5.04 Financial and Other Statements.

(a) Promptly upon receipt thereof, FS Bancorp will furnish to ESSA Bancorp copies of each annual, interim or special audit of the books of FS Bancorp and the FS Bancorp Subsidiaries made by its independent auditors and copies of all internal control reports submitted to FS Bancorp by such auditors in connection with each annual, interim or special audit of the books of FS Bancorp and the FS Bancorp Subsidiaries made by such auditors.

(b) FS Bancorp will furnish to ESSA Bancorp copies of all documents, statements and reports as it or any FS Bancorp Subsidiary shall send to its shareholders, the FDIC, the Department, or any other Regulatory Authority, except as legally prohibited thereby. Within 28 days after the end of each month, FS Bancorp will deliver to ESSA Bancorp a list and description of loans originated by Franklin Bank since the prior month end.

(c) FS Bancorp will advise ESSA Bancorp promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of FS Bancorp or any of the FS Bancorp Subsidiaries except as legally prohibited thereby.

(d) With reasonable promptness, FS Bancorp will furnish to ESSA Bancorp such additional financial data that FS Bancorp possesses and as ESSA Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 5.05 Maintenance of Insurance.

FS Bancorp shall maintain, and cause each FS Bancorp Subsidiary to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.06 Disclosure Supplements.

From time to time prior to the Effective Time, FS Bancorp will promptly supplement or amend the FS Bancorp Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FS Bancorp Disclosure Schedule or which is necessary to correct any information in such FS Bancorp Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such FS Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8. ESSA Bancorp agrees that FS Bancorp will be deemed to have complied with Section 5.06 so long as all matters that are required pursuant to the first sentence of this Section 5.06 to be included in a supplement or amendment of the FS Bancorp Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.02(a) to be satisfied.

Section 5.07 Consents and Approvals of Third Parties.

FS Bancorp shall use best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.08 Best Efforts.

Subject to the terms and conditions herein provided, FS Bancorp agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.09 Failure to Fulfill Conditions.

In the event that FS Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify ESSA Bancorp.

Section 5.10 Shareholder Litigation.

FS Bancorp shall give ESSA Bancorp prompt notice of any shareholder litigation against FS Bancorp and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give ESSA Bancorp the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without ESSA Bancorp’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.11 Board of Directors and Committee Meetings.

FS Bancorp and Franklin Bank shall permit representatives of ESSA Bancorp (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that neither FS Bancorp nor Franklin Bank shall be required to permit the ESSA Bancorp representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of FS Bancorp or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to ESSA Bancorp’s participation, or (ii) that FS Bancorp would not be required to disclose under Section 5.03(b) hereof.

Section 5.12 No Solicitations.

(a) FS Bancorp shall not, and shall cause the FS Bancorp Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “FS Bancorp Representatives”) not to, directly or indirectly,

(i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ESSA Bancorp) any information or data with respect to FS Bancorp or any of the FS Bancorp Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which FS Bancorp is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by FS Bancorp or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of FS Bancorp or otherwise, shall be deemed to be a breach of this Agreement by FS Bancorp. FS Bancorp and FS Bancorp Subsidiaries shall, and shall cause each of FS Bancorp Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from ESSA Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FS Bancorp or any of the FS Bancorp Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of FS Bancorp or any of the FS Bancorp Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of FS Bancorp and the FS Bancorp Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of FS Bancorp or any of the FS Bancorp Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of FS Bancorp or any of the FS Bancorp Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.12(a), FS Bancorp may take any of the actions described in clause (ii) of Section 5.12(a) only if, (i) FS Bancorp has received a bona fide unsolicited written Acquisition Proposal, prior to the FS Bancorp Stockholders Meeting, that did not result from a breach of this Section 5.12; (ii) the FS Bancorp Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) FS Bancorp has provided ESSA Bancorp with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to FS Bancorp or any of the FS Bancorp Subsidiaries or otherwise relating to an Acquisition Proposal, FS Bancorp receives from such Person a confidentiality agreement with terms no less favorable to FS Bancorp than those contained in the Confidentiality Agreement. FS Bancorp shall promptly provide to ESSA Bancorp any non-public information regarding FS Bancorp or the FS Bancorp Subsidiaries provided to any other Person that was not previously provided to ESSA Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the FS Bancorp Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of FS Bancorp Common Stock or all, or substantially all, of the assets of FS Bancorp and the FS Bancorp Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of FS Bancorp Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the FS Bancorp Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approval or other risk associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the FS Bancorp Shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) FS Bancorp shall promptly (and in any event within twenty-four (24) hours) notify ESSA Bancorp in writing if any proposal or offer is received by, any information is requested from, or any negotiation or discussion is sought to be initiated or continued with, FS Bancorp or any FS Bancorp Representative, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). FS Bancorp agrees that it shall keep ESSA Bancorp informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiation or discussion (including any amendment or modification to such proposal, offer or request).

(d) Subject to Section 5.12(e), neither the FS Bancorp Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to ESSA Bancorp in connection with the transactions contemplated by this Agreement (including the Merger), the FS Bancorp Recommendation (as defined in Section 5.13), or make any statement, filing or release, in connection with FS Bancorp Shareholders Meeting or otherwise, inconsistent with the FS Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the FS Bancorp Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause FS Bancorp or any of the FS Bancorp Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.12(b)) or (B) requiring FS Bancorp to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.12(d), prior to the date of FS Bancorp Shareholders Meeting, the FS Bancorp Board may approve or recommend to the shareholders of FS Bancorp a Superior Proposal and withdraw, qualify or modify the FS Bancorp Recommendation in connection therewith (a “FS Bancorp Subsequent Determination”) after the third (3rd) Business Day following ESSA Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from FS Bancorp advising ESSA Bancorp that the FS Bancorp Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.12) constitutes a Superior Proposal (it being understood that FS Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that FS Bancorp proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the FS Bancorp Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to FS Bancorp’s shareholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by ESSA Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that ESSA Bancorp shall not have any obligation to propose any adjustment, modification or amendment to the terms and conditions of this Agreement), FS Bancorp Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.12(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 5.12 shall prohibit FS Bancorp or the FS Bancorp Board of Directors from complying with FS Bancorp’s obligations required under Rules 14d-9 (as if such rule were applicable to FS Bancorp) and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in FS Bancorp Recommendation unless FS Bancorp Board reaffirms FS Bancorp Recommendation in such disclosure.

Section 5.13. Stockholders Meeting.

FS Bancorp will submit to its stockholders this Agreement and all other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, FS Bancorp will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “FS Bancorp Stockholders Meeting”) as promptly as practicable following execution of this Agreement for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. FS Bancorp agrees that its obligations pursuant to this Section 5.13 shall not be affected by the commencement, public proposal, public disclosure or communication to FS Bancorp of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 5.12(e), FS Bancorp shall, (i) through FS Bancorp’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “FS Bancorp Recommendation”), (ii) include such recommendation in the proxy statement for such FS Bancorp Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the FS Bancorp Stockholders a vote approving and adopting this Agreement. For the purposes of holding the FS Bancorp Stockholders Meeting, FS Bancorp shall draft and prepare a proxy statement satisfying all applicable requirements of applicable laws (the “Proxy Statement”). FS Bancorp shall provide ESSA Bancorp with appropriate opportunity to review and comment on its Proxy Statement, and shall incorporate all appropriate comments thereto.

ARTICLE 6

COVENANTS OF ESSA

Section 6.01 Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of FS Bancorp, which consent will not be unreasonably withheld, ESSA Bancorp will, and it will cause each ESSA Bancorp Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises.

Section 6.02 Current Information.

During the period from the date of this Agreement to the Effective Time, ESSA Bancorp will cause one or more of its representatives to confer with representatives of FS Bancorp and report the general status of matters relating to the completion of the transactions contemplated hereby, at such times as FS Bancorp may reasonably request. ESSA Bancorp will promptly notify FS Bancorp, to the extent permitted by applicable law, of all governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving ESSA Bancorp and any ESSA Bancorp Subsidiary.

Section 6.03 Financial and Other Statements.

ESSA Bancorp will furnish to FS Bancorp copies of all documents, statements and reports as it files with any Regulatory Authority with respect to the Mergers.

Section 6.04 Disclosure Supplements.

From time to time prior to the Effective Time, ESSA Bancorp will promptly supplement or amend the ESSA Bancorp Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ESSA Bancorp Disclosure Schedule or which is necessary to correct any information in such ESSA Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such ESSA Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII. FS Bancorp agrees that ESSA Bancorp will be deemed to have complied with Section 6.04 so long as all matters that are required pursuant to the first sentence of this Section 6.04 to be included in a supplement or amendment of the ESSA Bancorp Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.03(a) to be satisfied.

Section 6.05 Consents and Approvals of Third Parties.

ESSA Bancorp shall use best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement. In furtherance thereof, provided that ESSA Bancorp receives all information requested in writing from FS Bancorp concerning FS Bancorp and each FS Bancorp Subsidiary, ESSA Bancorp shall use its best efforts to file all applications required to obtain each Regulatory Approval within thirty (30) days from the date hereof.

Section 6.06 Best Efforts.

Subject to the terms and conditions herein provided, ESSA Bancorp agrees to use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.07 Failure to Fulfill Conditions.

In the event that ESSA Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FS Bancorp.

Section 6.08 Employee Benefits.

(a) ESSA Bancorp will review all FS Bancorp Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. Subject to the occurrence of the Effective Time, the FS Bancorp 401(k) plan and Stock Option Plan shall terminate immediately prior to the Effective Time.

Prior to the Effective Time, ESSA Bancorp shall take all reasonable action so that employees of FS Bancorp or any FS Bancorp Subsidiary who become employees of ESSA Bancorp or an ESSA Bancorp Subsidiary (“Continuing Employees”) shall be eligible to participate, effective as soon as each ESSA Bancorp Compensation and Benefit Plan permits, in each of the ESSA Bancorp Compensation and Benefit Plans in which similarly situated employees of ESSA Bancorp or an ESSA Bancorp Subsidiary participate, to the same extent that such similarly situated employees of ESSA Bancorp or the ESSA Bancorp Subsidiary participate; provided however, that with respect to each ESSA Bancorp Compensation and Benefit Plan for which length of service is taken into account for any purpose, service with FS Bancorp or any FS Bancorp Subsidiary (or predecessor employers to the extent FS Bancorp or its Subsidiaries provides past service credit) shall be treated as service with ESSA Bancorp and its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement; and provided further, that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits; and provided further, that no prior service credit shall be given for any purpose under the ESSA Bank employee stock ownership plan and defined benefit pension plan. Such prior service credit also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the ESSA Bancorp Compensation and Benefit Plan. This Agreement shall not be construed to limit the ability of ESSA Bancorp or ESSA Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b) ESSA Bancorp shall honor the terms of all employment, consulting and change in control agreements set forth on FS Bancorp Disclosure Schedule 3.12(a), except to the extent such agreements are superseded by the “Agreements As to Terms of Employment” set forth on FS Disclosure Schedule 3.12(m). Notwithstanding anything contained in the agreements set forth on FS Bancorp Disclosure Schedule 3.12(a) or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or other plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payments, in the aggregate, would constitute a “parachute payment,” the payments will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”

(c) In the event of any termination or consolidation of any FS Bancorp health plan with any ESSA Bancorp health plan, ESSA Bancorp shall make available to Continuing Employees and their dependents employer-provided health coverage (including medical, dental, prescription and vision benefits) on the same basis as it provides such coverage to ESSA Bancorp employees. Unless a Continuing Employee affirmatively terminates coverage under an FS Bancorp health plan prior to the time that such Continuing Employee becomes eligible to participate in the ESSA Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FS Bancorp health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of ESSA Bancorp and their dependents. In the event of a termination or consolidation of any FS Bancorp health plan, terminated FS Bancorp employees and qualified beneficiaries will have the right to continued coverage under group health plans of ESSA Bancorp in accordance with COBRA, consistent with the provisions below. In the event of any termination of any FS Bancorp health plan, or consolidation of any FS Bancorp health plan with any ESSA Bancorp health plan, any coverage limitation under the ESSA Bancorp health plan due to any pre-existing condition shall be waived by the ESSA Bancorp health plan to the degree that such condition was covered by the FS Bancorp health plan and such condition would otherwise have been covered by the ESSA Bancorp health plan in the absence of such coverage limitation. ESSA Bancorp shall request ESSA Bancorp’s health plan vendor to credit such Continuing Employees for all year-to-date expenses incurred by such Continuing Employees under the FS Bancorp health plan against deductibles and other out-of-pocket limits under the ESSA Bancorp health plan, but ESSA Bancorp will not guarantee that ESSA Bancorp’s health plan vendor will honor such request. All references in this section to FS Bancorp include FS Bancorp and each FS Bancorp Subsidiary, and all references in this section to ESSA Bancorp include ESSA Bancorp and each ESSA Bancorp Subsidiary.

(d) Each full-time employee of FS Bancorp or a FS Bancorp Subsidiary, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who incurs an involuntary termination (other than for cause) within one year following the Effective Time shall receive a lump sum severance payment from ESSA Bancorp equal to two weeks of pay at the rate then in effect, for each full year of employment with FS Bancorp or a FS Bancorp Subsidiary, up to a maximum of fifty-two weeks, provided that such employee enters into a release of claims against FS Bancorp and ESSA Bancorp, their Subsidiaries and Affiliates in a form satisfactory to ESSA Bancorp.

Section 6.09 Directors and Officers Indemnification and Insurance.

(a) ESSA Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FS Bancorp or an FS Bancorp Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of ESSA Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FS Bancorp or an FS Bancorp Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by FS Bancorp under Pennsylvania law and under FS Bancorp’s Articles of Incorporation and Bylaws. ESSA Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by FS Bancorp under Pennsylvania law and under FS Bancorp’s Articles of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.09 upon learning of any Claim, shall notify ESSA Bancorp (but the failure so to notify ESSA Bancorp shall not relieve it from any liability which it may have under this Section 6.09, except to the extent such failure materially prejudices ESSA Bancorp) and shall deliver to ESSA Bancorp the undertaking referred to in the previous sentence.

(b) In the event that either ESSA Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of ESSA Bancorp shall assume the obligations set forth in this Section 6.09.

(c) ESSA Bancorp shall maintain, or shall cause ESSA Bank to maintain, in effect for up to six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of FS Bancorp (provided, that ESSA Bancorp may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable to the officers and directors of FS Bancorp and the FS Bancorp Subsidiaries) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall ESSA Bancorp be required to expend pursuant to this Section 6.09(c) an aggregate amount to exceed $45,000 with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, ESSA Bancorp shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, FS Bancorp agrees in order for ESSA Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for up to six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims. For the avoidance of doubt, nothing contained in the Section 6.09(c) limits ESSA Bancorp’s obligations under 6.09(a) or 6.09(b) or ESSA Bancorp’s or FS Bancorp’s obligations under Pennsylvania or Pennsylvania law.

(d) The obligations of ESSA Bancorp provided under this Section 6.09 are intended to be enforceable against ESSA Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of ESSA Bancorp.

(e) To the extent a person is entitled to indemnification from ESSA Bancorp pursuant to Section 6.09(a) with respect to a claim, cause of action or other liability, ESSA Bancorp agrees to release such person with respect to such claim, cause of action or other liability.

ARTICLE 7

REGULATORY AND OTHER MATTERS

Section 7.01 Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Regulatory Authorities and any other governmental bodies necessary to consummate the transactions contemplated by this Agreement and ESSA Bancorp will make and cause ESSA Bank to make, all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall ESSA Bancorp or ESSA Bank be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by ESSA Bancorp or ESSA Bank of all or any material portion of the business or assets of FS Bancorp or any FS Bancorp Subsidiary, (b) compel ESSA Bancorp or ESSA Bank to dispose of or hold separate all or any material portion of the business or assets of FS Bancorp or any FS Bancorp Subsidiary, or (c) otherwise materially impair the value of FS Bancorp and the FS Bancorp Subsidiaries to ESSA Bancorp and ESSA Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the Mergers, and the other transactions contemplated by this Agreement. FS Bancorp shall have the right to review, and to the extent practicable to consult with ESSA Bancorp and ESSA Bank on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity. ESSA Bancorp shall give FS Bancorp and its counsel the opportunity to review, and to the extent practicable to consult with ESSA Bancorp and ESSA Bank on, each filing prior to its being filed with a Regulatory Authority and shall give FS Bancorp and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

ARTICLE 8

CLOSING CONDITIONS

Section 8.01 Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each of the parties under this Agreement shall be subject to the fulfillment at or, to the extent permitted by law, waiver by all parties prior to the Closing Date of the following conditions:

(a) FS Bancorp Stockholder Approval. The FS Bancorp Stockholder Approval shall have been obtained.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to ESSA Bancorp or FS Bancorp, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

(d) Third Party Consents. The Parties shall have obtained the consent or approval of each person (other than the Regulatory Approvals) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except for those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on ESSA Bancorp (after giving effect to the consummation of the transactions contemplated hereby).

Section 8.02 Conditions to the Obligations of ESSA Bancorp and EAC under this Agreement.

The obligations of ESSA Bancorp and EAC under this Agreement shall be further subject to the satisfaction or waiver by ESSA Bancorp and EAC of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of FS Bancorp set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of FS Bancorp that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and FS Bancorp shall have delivered to ESSA Bancorp a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and FS Bancorp as of the Effective Time.

(b) Agreements and Covenants. FS Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and ESSA Bancorp shall have received a certificate signed on behalf of FS Bancorp by the Chief Executive Officer and Chief Financial Officer of FS Bancorp to such effect dated as of the Closing Date.

(c) Limitation on Dissenters’ Rights As of the Closing Date, the holders of no more than 10% of FS Bancorp Common Stock that is issued and outstanding shall have taken the actions required by the PBCL to qualify their FS Bancorp Common Stock as Dissenting Shares.

(d) Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger, the Second Merger or the Bank Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

(e) FS Bancorp Series A Preferred Stock Redemption. Either FS Bancorp or ESSA Bancorp has received unconditional approval from the U.S. Department of the Treasury to irrevocably redeem all outstanding shares of FS Bancorp Series A Preferred Stock.

Section 8.03 Conditions to the Obligations of FS Bancorp under this Agreement.

The obligations of FS Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Section 8.03 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of ESSA Bancorp set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of ESSA Bancorp that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and ESSA Bancorp shall have delivered to FS Bancorp a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and ESSA Bancorp as of the Effective Time.

(b) Agreements and Covenants. ESSA Bancorp and EAC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and FS Bancorp shall have received a certificate signed on behalf of ESSA Bancorp by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.

(c) Payment of Merger Consideration and Option Consideration. ESSA Bancorp shall have delivered the Merger Consideration to the Exchange Agent one business day prior to the Closing Date and the Exchange Agent shall provide FS Bancorp with a certificate evidencing such delivery.

ARTICLE 9

THE CLOSING

Section 9.01 Time and Place.

Subject to the provisions of Articles 9 and 10 hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the ESSA Bancorp, at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which ESSA Bancorp and FS Bancorp mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

Section 9.02 Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to ESSA Bancorp and FS Bancorp the certificates, and other documents and instruments required to be delivered at the Closing under Article 8 hereof. One business day prior to the Closing, ESSA Bancorp shall have delivered the Merger Consideration and the Option Consideration as set forth under Section 8.03 hereof.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of FS Bancorp:

(a) by the mutual written agreement of ESSA Bancorp and FS Bancorp;

(b) by the Board of Directors of either ESSA Bancorp or FS Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(a) or Section 8.03(a), as applicable, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c) by the Board of Directors of either ESSA Bancorp or FS Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(a) or Section 8.03(a), as applicable, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d) by the Board of Directors of either ESSA Bancorp or FS Bancorp if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by ESSA Bancorp and FS Bancorp; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by the Board of Directors of either ESSA Bancorp or FS Bancorp if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not issue any Regulatory Approval, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and nonappealable;

(f) by the Board of Directors of either ESSA Bancorp or FS Bancorp, if the shareholders of FS Bancorp shall have voted at the FS Bancorp Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(g) by the Board of Directors of ESSA Bancorp, (i) if FS Bancorp shall have materially breached its obligations under Section 5.12 or 5.13 of this Agreement or (ii) if the FS Bancorp Board of Directors does not publicly recommend in the proxy statement for the FS Bancorp Stockholders Meeting that the FS Bancorp Stockholders approve and adopt this Agreement or if, after making the FS Bancorp Recommendation in the proxy statement for the FS Bancorp Stockholders Meeting, the FS Bancorp Board of Directors makes a FS Bancorp Subsequent Determination;

(h) By the Board of Directors of ESSA Bancorp if FS Bancorp has received a Superior Proposal, and in accordance with Section 5.12 of this Agreement, the Board of Directors of FS Bancorp has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or made a FS Bancorp Subsequent Determination in a manner adverse to ESSA Bancorp; or

(i) By the Board of Directors of FS Bancorp, and subject to FS Bancorp’s compliance with Section 10.02(b), if FS Bancorp has received a Superior Proposal, and in accordance with Section 5.12 of this Agreement, the Board of Directors of FS Bancorp has made a determination to accept such Superior Proposal.

Section 10.02 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that the provisions of Section 10.02 (including with respect to Section 10.02(b)(ii), any other provision of this Agreement relevant to the applicable willful breach), 11.01, 11.02, 11.04, 11.05, 11.06, 11.09, 11.10, 11.11, 11.14 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with Section 11.14.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) As a condition of ESSA Bancorp’s willingness, and in order to induce ESSA Bancorp, to enter into this Agreement, and to reimburse ESSA Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FS Bancorp hereby agrees to pay ESSA Bancorp, and ESSA Bancorp shall be entitled to payment of a fee of $600,000 (the “Termination Fee”). The Termination Fee shall be paid within three (3) business days after written demand for payment is made by ESSA Bancorp, following the occurrence of any of the events set forth below:

(A) The termination of this Agreement by FS Bancorp pursuant to Section 10.01(i) or by ESSA Bancorp pursuant to Section 10.01(h); or

(B) The entering into a definitive agreement by FS Bancorp relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving FS Bancorp within twelve (12) months after the occurrence of any of the following: (i) the termination of the Agreement by ESSA Bancorp pursuant to Section 10.01(b) or 10.01(c) because of, in either case, a willful breach by FS Bancorp; or (ii) the failure of the shareholders of FS Bancorp to approve this Agreement after the public disclosure of an Acquisition Proposal; or

(C) The termination of this Agreement by ESSA Bancorp pursuant to Section 10.01(g).

(iv) The right to receive payment of the Termination Fee under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of ESSA Bancorp against FS Bancorp and its Subsidiaries and their respective officers and directors with respect to a termination under Section 10.02(b)(iii)(A), (B) or (C).

(v) ESSA Bancorp shall be reimbursed by FS Bancorp for all fees, costs and other expenses incurred by ESSA Bancorp in connection with enforcing its right to the Termination Fee.

Section 10.03 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of FS Bancorp), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of FS Bancorp, there may not be, without re-obtaining the FS Bancorp Stockholder Approval, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to FS Bancorp’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Confidentiality.

Except as specifically set forth herein, ESSA Bancorp and FS Bancorp mutually agree to be bound by the terms of the confidentiality and non-disclosure agreement dated May 13, 2013 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

Section 11.02 Public Announcements.

FS Bancorp and ESSA Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FS Bancorp nor ESSA Bancorp shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable exchange, as the case may be.

Section 11.03 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) If to ESSA Bancorp or EAC to:

Gary S. Olson

President and Chief Executive Officer

ESSA Bank and Trust

200 Palmer Street

P.O. Box L

Stroudsburg, Pennsylvania 18360

Fax: (570) 421-7158

Email: goslon@essabank.com

with a copy to:

Luse Gorman Pomerenk & Schick

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attn:    John J. Gorman, Esq.

    Marc Levy, Esq.

    Fax: (202) 362-2902

    Email: jgorman@luselaw.com

                mlevy@luselaw.com

(b) If to FS Bancorp to:

Franklin Security Bancorp, Inc.

1065 Highway 315

Wilkes-Barre, Pennsylvania 18702

Attn: Richard F. Mebane

    President and Chief Executive Officer

    Fax: (570) 970-2637

    Email: rmebane@franklinsecuritybank.net

with a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, NW

11th Floor

Washington, DC 20005

Attn: Raymond A. Tiernan, Esq.

    Hugh T. Wilkinson, Esq.

    Fax: (202) 347-2172

    Email: rtiernan@emth.com

                hwilk@emth.com

or such other address as shall be furnished in writing by any party.

Section 11.05 Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article 2 and Sections 6.09 and this 11.05, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.06 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.01, contains the entire agreement and understanding of the parties with respect to its subject matter. There is no restriction, agreement, promise, warranty, covenant or undertakings between the parties other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 11.01 hereof) between the parties, both written and oral, with respect to its subject matter.

Section 11.07 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08 Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09 Governing Law.

This Agreement shall be governed by the laws of Pennsylvania, without giving effect to its principles of conflicts of laws, except to the extent that federal law applies.

Section 11.10 Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

Section 11.12 Titles and Headings.

The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 11.14 Expenses

Whether or not the Mergers are consummated, except as expressly provided herein all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 11.15 No Presumption Against Drafting Party

Each of ESSA Bancorp and FS Bancorp acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ESSA BANCORP, INC.

By:	/s/ Gary S. Olson
Gary S. Olson
President and Chief Executive Officer

ESSA ACQUISITION CORP.

By:	/s/ Gary S. Olson
Gary S. Olson
President and Chief Executive Officer

FRANKLIN SECURITY BANCORP, INC.

By:	/s/ Richard F. Mebane
Richard F. Mebane
President and Chief Executive Officer